Exhibit 99.1

News Release

Greensteam Demonstration Plant Generates Steam from Biomass

San Diego, Ca – Jan 10, 2011 – Global Green Solutions Inc. (GGRN: OTCBB) has successfully demonstrated its revolutionary Greensteam renewable energy technology by generating steam using biomass as fuel.  The Greensteam demonstration plant achieved full steam generation capacity of approximately 5.8 MW (thermal), operating exclusively on residual woody agricultural biomass fuel.  The steam was supplied to Aera Energy LLC for enhanced oil recovery. The demonstration plant is located in Aera’s Belridge oilfield, near Bakersfield, California, and Aera has provided significant financial support for its construction and operation.

"Reaching this technology demonstration milestone is incredibly important for us and a big step toward full commercialization” said Craig Harting, COO of Global Green Solutions Inc. “Witnessing Greensteam in operation after four years of development is exciting for our team, our investors, and our project partners.”

Greensteam is a proprietary, highly efficient advanced combustion process designed to produce renewable energy from biomass with minimal air pollution. Aera Energy LLC is one of California’s largest oil and gas producers.

As planned, on reaching this progress milestone, GGRN is raising additional funding to resume and complete the demonstration project operational testing and trigger the full project commercialization phase with Aera and other Greensteam potential customers. The next step in the Greensteam commercialization process is a 30 day continuous performance test.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for biomass-derived renewable energy generation. Global Green Solutions Inc. is a U.S. public traded company (GGRN: OTCBB, CUSIP 37947A), with offices in San Diego, Vancouver, Edinburgh, and Bakersfield, CA.

Global Green Solutions Investor Relations
Halsey Johnston, Global Green Solutions,
+1 604.606.7967 (direct)
+1 866.408.0153 (toll free)
haljohnston@globalgreensolutionsinc.com

LEGAL NOTICE REGARDING FORWARD LOOKING INFORMATION

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws.  Such forward-looking statements in this release include, the expectation and/or claim, as applicable, that: sufficient funds will be raised to enable the company to complete demonstration plant performance testing.  Although Global Green Solutions Inc. (the “Company”) believes that the expectations reflected by the forward-looking statements presented in this release are reasonable, the Company's actual results could differ materially from those in such forward-looking statements due to a number of factors and uncertainties.  Factors that could cause actual results to differ materially include: our process technology may not perform as expected; and we may be unable to retain key employees whose knowledge is essential to the development of our process technology.  Except as required by applicable securities laws, the Company disclaims any intention or obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.  Readers should also refer to the Company’s periodic reports and other filings filed from time to time with the Securities and Exchange Commission, which are available at www.sec.gov for additional discussion of risks and uncertainties relating to the Company and its business.